Exhibit 10.21

PURCHASE AND SALE AGREEMENT

This Agreement is made as of the 12th of January 2017, nunc pro tunc January 1, 2017 (the "Effective Date") by and between Grom Holdings, Inc., a Delaware corporation, together with a to be formed wholly owned subsidiary ("Newco") (Newco and Grom Holdings, Inc. hereinafter jointly referred to as the "Buyer" or "Grom"), 2060 NW Boca Raton, Boulevard, Suite #6, Boca Raton, Fl. 33431 and TeleMate.Net Software, LLC, together with its to be formed subsidiary, NetSpective WebFilter LLC, a Georgia Limited Liability Company jointly referred to as the "Seller", 5555 Triangle Parkway, Suite 150, Norcross, GA 30092, who hereby agree as follows:

RECITALS

WHEREAS, the Seller owns good and marketable title to certain tangible and intangible assets including software and intellectual property of Seller's NetSpective Webfilter, its Net Auditor Reporter ("NetSpective"), its on-line services, related goodwill, patents, applications, domain names, trademarks, source codes, website, hardware appliances (inventory) and all other documentation, process, equipment, and know how necessary to operate the Seller's NetSpective Division in a manner consistent with its current operations. (the "Assets"), which are more fully described in Exhibit A" and attached hereto and incorporated herein as if set forth; and

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell the Assets to Buyer pursuant to the terms and conditions contained herein; and

NOW, THEREFORE, THIS INDENTURE WITNESSETH, that in consideration of the premises and the covenants, agreements, representations, warranties and payments hereinafter contained, the parties hereto covenant and agree as follows:

1.       PURCHASE AND SALE OF ASSETS.

1.01. Purchase. Upon the terms and subject to the conditions hereof, the Seller agrees to sell, assign and transfer to the Buyer and the Buyer agrees to purchase from the Seller, all of the Seller's right, title and interest in the Assets. The form of Bill of Sale is attached hereto and incorporated herein as Exhibit "B". Additionally, and simultaneously with the execution of this agreement, the Seller and the Buyer shall enter into a Master Services Agreement ("MSA") and incorporated herein as Exhibit "G," enumerating the required services that the Seller shall provide to Newco post-closing.

1.02. Excluded Assets. Other than the sale and purchase of the Assets, Seller shall not sell or transfer to Buyer, and Buyer shall not purchase nor be entitled to receive, any other asset of Seller, including but not limited to: (a) all cash, cash equivalents, deposit accounts, bank accounts, accounts receivables, and notes receivables; (b) all licenses, permits, approvals, authorizations, consents, orders, or filings with any governmental authority, to the extent not transferable; (c) all insurance policies, and (d) Assets for Telemate and Predictive UC Analytics product lines included patents, applications, domain names, trademarks, source codes, website, hardware appliances, On-line service and all other documentation, process, equipment.

1.03 Assignment of Tradename. Upon execution hereof, Seller shall also execute and deliver to Buyer that certain Assignment of Tradename, attached hereto and incorporated herein as if set forth as Exhibit "C", in which Seller shall grant to Buyer an assignment of all of Seller's rights, title and interest in and to the tradename "NetSpective", whether filed or otherwise, in the State of Georgia, along with the applicable logo, a copy of which is attached hereto and incorporated herein as if set forth as Exhibit "D".

2.       PURCHASE PRICE AND PAYMENT.

2.01. Purchase Price. The purchase price for the Assets shall be $1,000,000 (One Million US dollars) (the "Purchase Price"), subject to additional earn outs provided to Seller as more fully described in Section 2.02, below herein.

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2.02 Payment. Buyer shall tender the Purchase Price to Seller as follows:

a.    Upon execution hereof, Buyer shall execute and deliver in favor of Seller that certain Convertible Promissory Note in the principal amount of One Million US Dollars ($1,000,000 USD) (the "Convertible Note"). The Convertible Note shall be convertible at the election of the Seller into shares of Grom's Common Stock (the "Common Stock") at a conversion rate of $3.25 per share, shall accrue interest at the rate of 0.68% per annum and all principal and accrued interest shall be due and payable three (3) years from the Effective Date as defined herein. A copy of the Convertible Note is attached hereto as Exhibit "E". In the event of any inconsistency between the terms described herein and the terms included in the Convertible Note, the terms included in Convertible Note shall prevail.

b.   In addition to (a) above, the Convertible Note, if not previously converted by Seller, may also be converted at the election of the Buyer at a conversion rate of $2.00 per share, into shares of Grom's Common Stock commencing beginning on the 34th month anniversary of the Convertible Note, through the due date of the Convertible Note.

c.    In addition to the Purchase Price described above, Seller shall be entitled to receive a contingent Earnout of up to $362,500, payable in shares of Grom Common Stock at a value of $3.25 per share if Newco achieves the following performance goals within the first twelve months of operations following the Effective Date:

(i)       Attaining $300,000 in Net Cash Flow for the twelve-month period from January 1, 2017 through December 31, 2017. "Net Cash Flow" is defined as all cash received by the NetSpective Division; less expenses related to the MSA and all other customary NetSpective expenses calculated in accordance with Generally Accepted Accounting Principles ("GAAP"). In the event this threshold is attained, the Seller shall receive 61,539 shares of Grom Common Stock valued at $200,000.

(ii)       In the event Net Cash Flow exceeds $375,000 during the twelve-month period from January 1, 2017 through December 31, 2017, the Seller shall receive an additional 50,000 shares of Grom Common Stock valued at $162,500.

The payment of any Earnout in c(i) or c(ii) above is also expressly contingent on TeleMate providing to Grom monthly financial statements for the NetSpective Division in accordance with GAAP within twenty (20) days following the end of each month, as well providing the services in the MSA for the twelve-month period from January 1, 2017 through December 31, 2017. With respect to making the NetSpective Division's financial statements auditable, the Buyer agrees to provide their accounting expertise to the extent needed to assist the Seller to achieve GAAP financials. Additionally, the Buyer and Seller agree to split on a 50/50 basis any out of pocket costs incurred, if necessary, to hire any outside accounting assistance during this process capped at a maximum cost of $12,500 each to the Buyer and the Seller. The payment of these shares if earned will be made on a date concurrent with the issuance of audited Newco financial statements expected to be received on or about March 31, 2018.

If there is any dispute regarding the amount or payment of the Earnout, the dispute shall be referred to and definitively resolved by mandatory binding arbitration as set forth in Section 6.03(c) below.

3.        ASSUMED LIABILITIES AND CONTRACT TRANSFERS

3.01. ASSUMPTION OF LIABILITIES. The Buyer will not assume any liabilities of the Seller whatsoever with the exception that Buyer shall assume all of the liabilities under the contracts and agreements listed on Exhibit F.

3.02       CONTRACT TRANSFERS. The Seller will transfer the current contract with RULESSPACE for the Internet Content services necessary for the Buyer to operate NetSpective post-closing.

4.       REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Buyer as follows, with the intent that the Buyer shall rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein.

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4.01. Corporate Status. The Seller is a Limited Liability Company duly filed, validly existing and in good standing under the laws of the State of Georgia and has the power and capacity to own and dispose of the Assets and to carry on the Seller's Business as now being conducted by it and to enter into this Agreement and to carry out its terms to the full extent.

4.02. Authority to Sell. The execution and delivery of this Agreement and the completion of the transaction contemplated hereby has been duly and validly authorized by all necessary action on the part of the Seller and this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors.

4.03. Sale Will Not Cause Default. To the best of Seller's information, knowledge and belief, neither the execution and delivery of this Agreement, nor the completion of the purchase and sale contemplated herein, will:

(a)        violate any of the terms and provisions of the Articles of Organization or Operating Agreement of the Seller, or any order, decree, statute, bylaw, regulation, covenant, or restriction applicable to the Seller or any of the Assets;

(b)       result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable other than sales tax payable by Buyer in connection with the purchase and sale.

4.04. Assets. The Seller owns and possesses and has a good and marketable title to the Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, whether secured or unsecured and whether arising by reason of statute or otherwise howsoever.

4.05. Conformity with Laws. Seller has not sought and obtained any governmental licenses and permits required for the conduct in the ordinary course of the operations of the Seller's Business and the uses to which the Assets have been put.

4.06 Representations Relating to the Grom Common Stock to be Issued. The Seller hereby represents, warrants, covenants and agrees as follows relative to the Common Stock to be issued upon conversion of the Convertible Notes:

(a)       The Common Stock to be acquired herein are solely for Seller's account and for investment and Seller has no plan, intention, contract, understanding, agreement or arrangement with any person to sell, assign, pledge, hypothecate or otherwise transfer to any person the Shares, or any portion thereof;

(b).        Management of Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of investments generally and of the investment in the Common Stock in particular and Seller is able to bear the economic risk of this investment with the full understanding that it can lose its entire investment;

(c).        Seller understands that the Common Stock to be issued upon conversion of the Convertible Note has not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under any state securities laws. Seller further understand that no registration statement has been filed with the United States Securities and Exchange Commission nor with any other regulatory authority and that, as a result, any benefit which might normally accrue to Seller by an impartial review of such a registration statement by the Securities and Exchange Commission or other regulatory authority will not be forthcoming. Seller understands that it cannot sell the Common Stock unless such sale is registered under the 1933 Act and applicable state securities laws or exemptions from such registration become available. In this connection Seller understands that the shares of Common Stock are "restricted securities" under the 1933 Act and that they may not be transferred by me to any person without the prior consent of the Company, which consent of the Company will require an opinion of counsel to the effect that, in the event the shares of Common Stock are not registered under the 1933 Act, any transfer as may be proposed by Seller must be entitled to an exemption from the registration provisions of the 1933 Act. To this end, Seller acknowledges that a legend to the following effect will be placed upon the Convertible Note and if applicable, the certificate representing the Shares of Common Stock:

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THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT OR IF AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

4.07. Accuracy of Representations. No certificate furnished by or on behalf of the Seller to the Buyer at the time of closing in respect of the representations, warranties or covenants of the Seller herein will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and all of the representations and warranties of the Seller shall be true as at and as if made at the time of closing.

5.       COVENANTS OF THE SELLER.

5.01. Conduct of the Business. Until the time of closing, the Seller shall conduct the Seller's Business only in the ordinary course and will use commercially reasonable efforts to preserve the Assets intact and to preserve for the Buyer its relationship with its lessors, suppliers, customers and others having business relations with it.

5.02. Access by Buyer. The Seller will give to the Buyer and Buyer's counsel, accountants and other representatives full access, during normal business hours throughout the period prior to the time of closing, to all of the properties, books, contracts, commitments and records of the Seller relating to all aspects of the Seller's business relevant to the Assets acquired herein and will furnish to the Buyer during such period all such information as the Buyer may reasonably request.

5.03. Covenants of Indemnity.

(a)       For a period of twenty-four months after the Effective Date (the "Indemnity Period"), Seller, its successors and assigns, will indemnify and hold harmless the Buyer from and against: any and all of Seller's liabilities, whether related to the Assets or otherwise, whether accrued, absolute, contingent or otherwise, existing at the time of closing hereof, except those liabilities applicable to the assignments referenced in Section 1.01 and the assumptions referenced in Section 3.01, hereinabove;

(ii)         any and all damage or deficiencies resulting from any misrepresentation, breach of warranty, non-fulfillment of any covenant on the part of the Seller under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Buyer hereunder; and

(iii)        any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incidental to any of the foregoing.

(b)       If Buyer ("Indemnified Party") believes that it has suffered or incurred or will suffer or incur any damages for which it is entitled to indemnification under this section, such Indemnified Party shall so notify the Seller during the Indemnity Period with reasonable promptness and reasonable particularity in light of the circumstances then existing (any such notice, an "Indemnification Claim Notice"). If any claim is instituted by or against a third party during the Indemnity Period with respect to which the Indemnified Party intends to claim any damages, the Indemnified Party additionally shall notify the Seller of such claim with reasonable promptness. Any Indemnification Claim Notice provided by an Indemnified Party to Seller shall describe each claim or the damages related thereto (each, an "Asserted Liability") in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the damages that have been or that the Indemnified Party reasonably believes at the time may be suffered by the Indemnified Party. If the Seller objects to indemnification of the Indemnified Party with respect to any Asserted Liability, the Seller must, within ten (10) days of receiving an Indemnification Claim Notice deliver to each Indemnified Party, a written notice to such effect in reasonable detail (an "Indemnification Claim Dispute Notice") and the Indemnified Party and Indemnifying Party then shall, within the thirty (30)-day period commencing on the date of receipt by the Seller of such Indemnification Claim Dispute Notice, attempt in good faith to agree upon the rights of the respective parties with respect to each Asserted Liability to which the Indemnifying Party has objected in the Indemnification Claim Dispute Notice. If the Indemnified Party and the Seller succeed in reaching agreement on their respective rights with respect to any Asserted Liabilities, then the applicable parties shall promptly prepare and execute a memorandum setting forth such agreement with respect to each such Asserted Liability.

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(c)       If the Indemnified Party and the Seller do not succeed in reaching agreement on their respective rights with respect to any Asserted Liabilities, any dispute arising out of Asserted Liabilities shall be referred to and definitively resolved by mandatory binding arbitration administered by the American Arbitration Association (AAA) or J.A.M.S. in accordance with their respective Commercial Arbitration Rules. The place of arbitration shall be an agreed upon location in Florida. The names of at least three possible arbitrators shall be promptly provided by AAA or JAMS to the parties soon after the demand for arbitration by either party. The parties shall agree on an arbitrator from the list provided, or either party may request that three additional names be provided from which they may select an arbitrator. If they are unable to reach agreement as to an arbitrator from the names provided, then AAA or JAMS may select an arbitrator from other impartials at AAA or JAMS. The arbitrator(s) shall comply with the laws of Florida. The judgment of the arbitrator(s) shall be accompanied by a written statement of the basis for such judgment and may be entered and enforced by any court having proper jurisdiction. The award of the arbitrator(s) shall be final and binding and shall not be subject to de novo judicial review. It is the express intent and understanding of the parties that each shall be entitled to enforce its respective rights under any provision hereof through specific performance, in addition to recovering damages caused by a breach of any provision hereof, and to obtain any and all other equitable remedies as may be awarded by the arbitrator. Notwithstanding the above, each party shall have the right to seek provisional remedies from a court of competent jurisdiction. The provisions of this Section shall survive the termination of this Agreement. Under no circumstances shall the arbitrator be empowered to award punitive damages.

(d)       All Buyer indemnification claims for damages this Agreement shall be subject to indemnification by Seller under this Agreement only to the extent that the cumulative amount of such claims for damages by the Indemnified Party exceeds the sum of $5,000. Buyer's aggregate liability for claims under this Section 6.03 and other liabilities under or related to this Agreement shall not exceed the sum of the Purchase Price and earn out paid to Seller, except for claims based on actual fraud.

6.       REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller as follows, with the intent that the Seller shall rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein.

6.01. Status of Buyers. Grom is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power and capacity to enter into this Agreement and carry out its terms. Newco is a to-be-formed wholly owned subsidiary of Grom.

6.02. Authority to Purchase. The execution and delivery of this Agreement and the completion of the transaction contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Buyer and this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

6.03. Sale Will Not Cause Default. Neither the execution and delivery of this Agreement, nor the completion of the purchase and sale contemplated herein, will:

(a)        violate any of the terms and provisions of the articles of Incorporation or bylaws of the Buyer, or any order, decree, statute, bylaw, regulation, covenant, or restriction applicable to the Buyer;

(b)        result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable other than sales tax payable by Buyer in connection with the purchase and sale.

6.04. Accuracy of Representations. No certificate furnished by or on behalf of the Buyer to the Seller at the time of closing in respect of the representations, warranties or covenants of the Buyer herein will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and all of the representations and warranties of the Buyer shall be true as at and as if made at the time of closing.

6.05 Buyer's Indemnification of Seller. The Buyer, its successors and assigns, will indemnify and hold harmless the Seller and its shareholders (in the case of Seller's voluntary dissolution or liquidation), from and against any and all damage or deficiencies resulting from any misrepresentation, breach of warranty, non-fulfillment of any covenant on the part of Buyer under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Seller hereunder.

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6.06 Authority to Issue Common Shares. The Buyer has taken all corporate actions necessary to duly and validly issue all Common Stock issuable under the Convertible Promissory Note and under Section 2.02 c. of this Agreement.

6.07 Valid Issuance. The Common Stock to be issued in connection with this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable. If and when an exemption from registration becomes available the Buyer will, at its sole cost and one time only, arrange for the removal of any restrictive legend from any Grom stock certificate issued to the Seller relevant herein.

7.       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.01. Seller's Representations, Warranties and Covenants. All statements contained in any certificate or other instrument delivered by or on behalf of the Seller pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Seller. All representations, warranties, covenants and agreements made by the Seller in this Agreement or pursuant hereto shall, unless otherwise expressly stated, survive the time of closing and any investigation at any time made by or on behalf of the Buyer and shall continue in full force and effect for the benefit of the Buyer for a period of twenty-four months after the Effective Date.

7.02. Buyer's Representations, Warranties and Covenants. All statements contained in any certificate or other instrument delivered by or on behalf of the Buyer pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Buyer. All representations, warranties, covenants and agreements made by the Buyer in this Agreement or pursuant hereto shall, unless otherwise expressly stated, survive the time of closing and any investigation at any time made by or on behalf of the Seller and shall continue in full force and effect for the benefit of the Seller.

8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. All obligations of the Buyer under this Agreement are subject to the fulfillment at or prior to the time of closing of the conditions hereinafter enumerated.

8.01. Seller's Representations and Warranties. The Seller's representations and warranties contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true at and as at the time of closing as if such representations and warranties were made at and as of such time.

8.02. Seller's Covenants. The Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the time of closing. Grom shall ensure that its certificate of incorporation and all amendments to such certificate of incorporation authorizes sufficient shares of Common Stock that is unissued to cover the maximum amount of shares into which the Convertible Note may be converted.

The foregoing conditions are for the exclusive benefit of the Buyer and any such condition may be waived in whole or in part by the Buyer at or prior to the time of closing by delivering to the Seller a written waiver to that effect signed by the Buyer.

9.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER. All obligations of the Seller under this Agreement are subject to the fulfillment, prior to the time of closing, of the conditions hereinafter enumerated.

9.01. Buyer's Representations and Warranties. The Buyer's representations and warranties contained in this Agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true at and as at the time of closing as if such representations and warranties were made at and as of such time. Each of the foregoing conditions are for the exclusive benefit of the Seller and any such condition may be waived in whole or in part by the Seller at or prior to the time of closing by delivering to the Buyer a waiver to that effect signed by the Seller.

9.02. Buyer's Covenants. The Buyer shall have performed and complied with all covenants, agreement and conditions required by this Agreement to be performed or complied with by it at or prior to the time of closing.

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9.03. Closing Date. The Agreement shall have closed on or by January 15, 2017.

9.04. Buyer Approval. The transactions contemplated by this Agreement shall have been duly and validly approved by Grom's Board of Directors and this Agreement shall have been duly and validly adopted as required by Delaware Law.

9.05. Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any action have been taken by any governmental entity or authority seeking any of the foregoing and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, that makes the consummation of the transactions contemplated by this Agreement illegal.

9.06. Governmental Approvals. Grom and Newco shall have timely obtained from each governmental entity or authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the transactions contemplated by this Agreement.

9.07. Certificates. Grom and Newco shall have delivered to Seller certificates, dated as of the Closing Date, executed on behalf of Grom and Newco by duly authorized officers of Grom and Newco to the effect that each of the conditions set forth in this Section 10. has been satisfied.

9.08. Resolutions. Grom and Newco shall have delivered to Seller certificates, dated as of the Closing Date and executed on behalf of Grom and Newco by their Secretaries, certifying Grom's and Newco's (A) certificates of incorporation, (B) bylaws, (C) board resolutions approving this Agreement and declaring the advisability thereof, and (D) other matters in the Seller's reasonable discretion.

10.       CLOSING.

10.01. Time of Closing. Subject to the terms and conditions hereof, the purchase and sale of the Assets shall be completed at a closing to be held on January 13th, 2017

10.02. Place of Closing. The closing shall take place at the offices of Telemate.Net Software, 5555 Triangle Pkwy, Suite 150, Norcross, GA 30092.

10.03. For Delivery by the Seller. Seller shall deliver to Buyer the following at Closing:

a.        a duly executed Bill of Sale;

b.       a duly executed Assignment of Tradename

10.04 For Delivery by the Buyer. Buyer shall deliver to Seller the following at Closing:

a.       a duly executed Convertible Promissory Note.

b.        Delivery of the Master Services Agreement

c.       the Certificates described in Sections 10.07 and 10.08.

11.       POST-CLOSING COVENANTS.

11.01 Notices of Certain Events. From and after the Closing Date, Grom and Newco shall promptly notify Seller of: (a) any notice or other communication from any Person challenging the transactions contemplated by this Agreement or making any claims in connection therewith or related thereto; (b) any notice or other oral or written communication from any governmental authority in connection with or relating to the transactions contemplated by this Agreement; or(c) any event, condition or circumstance that constitutes, or could be deemed to have constituted as of the Closing Date, a breach or violation of any representation, warranty, or covenant of a party under this Agreement. (d).

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11.02 Post Closing Items.

(a)       Grom and Newco shall pay all sales and/or use taxes imposed on the sale of assets under this Agreement and all documentary state, county and local transfer taxes and recording taxes relating to the transactions and documents contemplated herein.

(b)       All covenants, representations and warranties given by Grom and/or Newco under this Agreement shall survive the execution and delivery of this Agreement and the Closing until the later of the date which is (x) six (6) years from the Closing Date or (y) ninety (90) days after the respective applicable statute of limitations has expired.

(c)       Within sixty (60) days after the Closing, Seller shall deliver to Buyer a schedule that allocates the value of the consideration among the assets sold to Newco (the "Purchase Price Allocation") in accordance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder ("Section 1060"). Any subsequent adjustments to the amount of the consideration for the assets shall be reflected in the Purchase Price Allocation in a manner consistent with Section 1060 as determined by Seller. Grom, Newco and Seller shall file the Asset Acquisition Statement prepared by Seller, and the parties hereby agree that no party shall take a position that is inconsistent with the Purchase Price Allocation in any filings, declarations or reports with the Internal Revenue Service, and such parties hereby agree to make consistent use of such allocation for all tax purposes.

12.       NOTICES. All notices required or permitted to be given hereunder shall be in writing and personally delivered to the address of the intended recipient set forth on the first page hereof, or at such other address as may from time to time be notified by any of the parties hereto in the manner herein provided.

13.       ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no agreements collateral hereto other than as expressly set forth or referred to herein.

14.       TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

15.       APPLICABLE LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

16.       SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

17.       CAPTIONS. The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

18.       ATTORNEY FEES. If a dispute arises between the parties hereto and such dispute can only be resolved by litigation then, in such case, the prevailing party in such litigation shall be entitled to recover all costs of such action, including but not limited to, reasonable attorney's fees.

19.      COUNTERPARTS FACSIMILE EXECUTION. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted electronically or by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GROM HOLDINGS, INC.

By: /s/ Melvin Leiner         Date

Melvin Leiner, Executive Vice President

TELEMATE.NET SOFTWARE, LLC.

By: /s/ Steven Tabaska       Date 1/12/17

Its Steven Tabaska, Manager LLC & CEO

NetSpective WebFilter, LLC

By: /s/ Steven Tabaska       Date 1/12/17

Its Steven Tabaska, Manager LLC & CEO

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EXHIBIT A1

ASSETS - INVENTORY

NetSpective Appliance Inventory at Unicomm Engineering - NEI

Description/Issued Serial Number	Model	Qty	Dollar Value
Finished Goods (NNG00162910261)	15H1	1	$5,338.31
Inland (NNG00142410127, NNG00142410128)	12H	2	$4,964.40
(NNG00144810025.26,28,29,30,NGG00 143210001)	12Q	5	$5,318.05
		Total Value	$15,620.75

NetSpective Appliance Inventory - Evaluation Stock

Serial Number	Model	Qty	Dollar Value
NNG00121610180	15R- Engineering	1	$1,278.11
NING00115210233	15H1- Engineering	1	$5,338.31
NNG00163010204	15R EVAL - Riverside	1	$1.278.11
NNG00162910092	15R EVAL- Riverside	1	$1,278.11
NNG00162710095	15R EVAL - Golden West Technologies	1	$1.278.11
NNG00151910018	15R EVAL - Ednetics Inc	1	$1.278.11
NNG00163010205	15R EVAL - Webb City Schools	1	$1,278.11
NNG00163010203	15R EVAL - Webb City Schools	1	$1,278.11
NNG001161210413	15R EVAL - PT Nusargara Utama	1	$1,278.11
NNG001613113008	15R EVAL - Mukilteo School District	1	$1278.11
		Total Value	$16,141.30

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Netpective Appliance Inventory - Equipment in Quality Assurance

Serial Number	Model	Qty	Dollar Value
NNG00152710242	15R - QA	1	$1,278.11
NNG00134910375	12D - QA	1	$976.20
NNG00144810071	12D - QA	1	$976.20
		Total Value	$3,230.51

Netspective Legacy Appliance Inventory - Evaluation Stock

Serial Number	Model	Oty	Dollar Value
NNG00121610180	6D	1	$866.78
NNG000115210233	6Q	1	$966.72
NNG00142410098	12D	1	$976.20
NNG001334101540	12D	1	$976.20
NNG00123410332D	6D	1	$866.78
NNG00121610182	6D	1	$866.28
NNG00122210296	6Q	1	$966.72
		Total Value	$3,230.51

Ordered Inventory (not yet built, shipped, Invoiced or paid for) at Unicomm Engineering - NEI

Description/Issued Serial Number	Model	Qty	Dollar Value
Work in Progress	15R	5	$6,390.55
Pending First Article	16HI	1	$4,650.00
Finished Goods (NNG00165210206, NNG00165210207)	16HI	2	$9,300.00
		Total Value	$20,340.55

SUMMARY
Inventory at the Manufacturer Facility		$15,680.76
Inventory at Customer Prospect - Evaluation		$16,840.30
Legacy Inventory for Repair/Return		$3,230.51
		$6,486.18
	Total Inventory	$42,178.78

Ordered/Committed Inventory / not Invoiced		$20,340.55

11

EXHIBIT A2

ASSETS - All Other Assets Excluding Inventory

1)	Software for the NetSpective WebFilter
2)	Software for the NetAuditor
3)	Software for On-Line Services (OLS) supporting NetSpective
4)	Hardware Servers in the OLS supporting NetSpective
a)	DELL PowerEdge R710, ESXi Server — ATLO2ESX04
b)	DELL PowerEdge R720xd, ESXi Server — ATLO2ESX05

12

EXHIBIT "B"

FORM OF BILL OF SALE

BILL OF SALE dated January 12, 2017 from TeleMate.Net Software, LLC, a Georgia Limited Liability Company (the "Seller") to Grom Holdings, Inc., its successors and assigns, a Delaware corporation (the "Buyer").

WITNESSETH, that in exchange for good and valuable consideration, the receipt of which is hereby acknowledged by Seller, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, its successors and assigns, to have and hold forever the following personal property in which Seller has good and marketable title, free and clear of all liens and encumbrances.

See Exhibit "A" attached hereto

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be signed the day and year first above written.

SELLER: TeleMate.Net Software, LLC By: /s/ Steven Tabaska Steven Tabaska, Manager of LLC & CEO BUYER: GROM HOLDINGS, INC. By: /s/ Melvin Leiner Melvin Leiner, Executive Vice President

13

EXHIBIT "C"

ASSIGNMENT OF REGISTRATION TRADE NAME

This Agreement is made as of the 1st of January 2017 ("Effective Date") by and between Grom Holdings, Inc., a Delaware corporation, together with a to be formed wholly owned subsidiary ("Newco") (Newco and Grom Holdings, Inc. hereinafter jointly referred to as the "Assignee" or "Grom"), 2060 NW Boca Raton, Boulevard, Suite #6, Boca Raton, Fl. 33431 and TeleMate.Net Software, LLC, together with its duly formed subsidiary NetSpective WebFilter, a Georgia Limited Liability Company jointly referred to as the "Assignor", 5555 Triangle Parkway, Suite 150, Norcross, GA 30092, who hereby agree as follows:

Trade name to be assigned: NetSpective WebFilter

RECITALS

Whereas, TeleMate.Net Software LLC, 5555 Triangle Pkwy. Suite 150 Norcross GA 30092 has adopted, used and is using the trade name, which is registered with the Georgia Secretary of State, and whereas: Grom Holding Inc, 2060 NW Boca Raton, Boulevard, Suite #6, Boca Raton, Fl. 33431 desires to acquire said trade name and registration thereto; and

Whereas, TeleMate.Net Software LLC is the sole member of NetSpective WebFilter LLC and has the rights, title and interest in the trade name to be assigned; and

Now, therefore, for good and valuable consideration, receipt of which is hereby acknowledged, the Assignor does hereby assign to the Assignee all right, title and interest in and to said trade name.

Assignor:

/s/ Steven Tabaska       1/12/17

Steven Tabaska, manager of LLC and CEO

Assignee:

______________________________

Melvin Leiner, Executive Vice President

1) TRADEMARK

The Seller has not registered the Trademark. The name NetSpective has been in uses by another company, unrelated to the Seller, since the product launch in 2001. The Seller has used "NetSpective Webfilter" as the product name and the only protection has been a copyright ©. The Seller assigns all rights to the copyright © to the Buyer. Seller agrees to execute all papers and to perform such other proper acts as Buyer may deem necessary to secure for Buyer or her successors and assigns the rights herein assigned.

14

EXHIBIT "D"

ASSIGNMENT OF LOGO

This Copyright Assignment agreement is made between Telemate.Net Software LLC ("Seller") and Grom Holding Inc. ("Buyer"). Seller represents and warrants that they are the sole creator and owner of the logos and or website graphic elements designed and created for NetSpective WebFilter product line and attached hereto as an exhibit (the "Works") and Seller holds the complete and undivided copyright interest in and to the Works. For valuable consideration, receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.   Seller does hereby assign and agree to assign and transfer to Buyer, its successors and assigns, the entire right, title and interest in and to the copyright in the Works and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Works, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights, and in and to all rights corresponding to the foregoing throughout the world.

2.   Seller agrees to execute all papers and to perform such other proper acts as Buyer may deem necessary to secure for Buyer or her successors and assigns the rights herein assigned.

3.   No other rights are granted to or retained by the Seller.

4.   This Agreement may be executed in two counterparts, each of which shall be deemed an original, both of which together shall constitute one and the same instrument. A pdf copy of a signature shall be deemed an original.

In witness whereof, the parties have executed this Agreement.

SELLER: TeleMate.Net Software, LLC

By: /s/ Steven Tabaska       Date: 1/12/17

Steven Tabaska, Manager of LLC & CEO

BUYER: GROM HOLDINGS, INC.

By: /s/ Melvin Leiner     Date

Melvin Leiner, Executive Vice President

15

EXHIBIT "E"

CONVERTIBLE NOTE

The Convertible Promissory Note is a separate document.

16

EXHIBIT "F"

ASSUMED LIABILITIES

The Total Assumed Liabilities from customer contracts prior to January 1st 2017 are $78,104.87.

Assumed Liabilities for 2017 are $51,015.44

Assumed Liabilities for 2018 and beyond are $27,089.43

Assumed Liabilities list will be delivered in a PDF format and will be included as part of this contract. Assumed liabilities for customer contracts are calculated by separating profit and liabilities to service contracts from total deferred revenues. The liabilities to service contracts is at a rate of 15%.

In witness whereof, the parties have acknowledged the receipt of the Assumed Liabilities PDF.

SELLER: TeleMate.Net Software, LLC

By: /s/ Steven Tabaska       /s/ Steven Tabaska

Steven Tabaska, Manager of LLC & CEO

BUYER: GROM HOLDINGS, INC.

By: /s/ Melvin Leiner     Date

Melvin Leiner, Executive Vice President

17

EXHIBIT "G"

MASTER SERVICES AGREEMENT ("MSA")

Post-closing and for a period of twelve months through the period ended December 31, 2017 Seller agrees to provide the following services to the Buyer as well as assume 100% of the cash risk in operating the NetSpective division in its customary fashion. Capitalized terms not defined in this MSA shall be defined as provided in the Purchase and Sale Agreement entered into by Seller and Buyer effective January 1, 2017 (the "Agreement").

1.	Seller shall provide five (5) NetSpective team members encompassing customer service, software, accounting, support, office space and all other items needed to run the service (OLS, Co-lo space, backup, antivirus, Rulespase, Office Space) . The five team members are

a.  Mark Newton — Vice President

b.  Rene Campbell — Director, Engineering

c.  Mark Ivester — Software Engineer

d.  Dan-in Patterson — QA Engineer

e.  William (Bill) Babij — Sales Engineer

If any of these team members leave the employment of Seller during the term of this MSA, Seller will as promptly as reasonably possible replace the person with another person capable of providing the same service.

The price of these services and office facilities shall be fixed at $25,000 per month until December 31, 2017.

2.	The Seller shall work with the Buyer to develop a monthly reporting system detailing all cash received and all expenses incurred. ("Monthly Report")

(ii)	In the event that cash received by Newco is less than its expenses for any monthly, quarterly or annual period on a monthly or cumulative basis, any cash shortfall shall be assumed by the Seller. The Buyer will have no commitment to invest or lend any cash whatsoever, to support Newco operations through the period ended December 31, 2017.
(iii)	In the event that the cash received by Newco is greater than its expenses, the excess cash calculated on a monthly and quarterly basis, will enure to the Seller until December 31, 2017 at which time the Seller and the Buyer shall calculate an annual report aggregating all Monthly Reports ("Annual Report")
(iv)	If the cumulative cash received on the Annual Report exceeds expenses, the first $265,000 in cash shall belong to Seller, any excess above that amount shall belong to the Buyer

3.	Sales Commission shall be paid at the rate of:

a.	Sales to customers with renewal date after the Effective Date but invoiced prior to the Effective Date have a commission rate of 15%
b.	Sales to customers after the Effective Date have a commission rate of 10%

4.	In addition to operating NetSpective division in its customary fashion, they may be optional projects requested. These optional projects will need to be defined by the Buyer in a Statement Of Work (SOW) and scoped by Seller. If these optional projects are outside the customary operation of the NetSpective business and is approved by the Buyer, any expenses associated with these projects shall not be included in the calculation collected collimated cash in 2 (iii) above or in the Earnout provisions.

5.	Buyer shall not take any action nor fail to take any action that materially adversely affects Seller's ability to perform under this MSA, including without limitation, selling, transferring or encumbering any of the Assets.

18